EXHIBIT 4.5

                              AMENDED & RESTATED
                   CERTIFICATE OF DESIGNATION PREFERENCES,
                          RIGHTS AND LIMITATIONS OF
                            CONVERTIBLE NON-VOTING
                           SERIES A PREFERRED STOCK
                                      OF
                                  CYNET, INC

      CYNET, INC., hereinafter called the "Corporation," a corporation organized and existing under the laws of the State of Texas.

      DOES HEREBY CERTIFY:

      That pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, and pursuant to the provisions of
Article 9.10A of the Texas Business Corporation Act, such Board of Directors by the unanimous written consent of its members dated February 3, 1997 hereby amends and restates the written consent of its members dated effective October 31, 1996 to increase the number of Convertible Non-Voting Series A Preferred Stock, $2.00 stated value from 1,000,000 shares to 3,000,000 shares. The October 31, 1996 written consent of members adopted a resolution providing for the issuance of a series of 1,000,000 shares of Convertible Non-Voting Series A Preferred Stock, $2.00 stated value. On February 3,1997 the Board amended and restated the Certificate of Designation dated October 31, 1996 to read as follows:

      RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, the Convertible Non-Voting Series A Preferred Stock, $2.00 stated value ("Preferred Stock"), is hereby authorized and created, said series to consist of up to 3,000,000 shares. The voting powers, preferences and relative, participating optional and other special rights, and the qualifications, limitations or restrictions thereof shall be as follows:

1.    DIVIDENDS ON PREFERRED STOCK:

      (a) Commencing with the date of issuance, the holders of the Preferred Stock shall be entitled to receive, out of the funds of the Corporation legally available therefor, cumulative cash dividends per share of an annual rate equal to $0.24, payable semi-annually in arrears in equal installments of $0.12 per share on the fifteenth day of June and December (unless such day is a non-business day, in which event on the next business day) in each year, commencing on the fifteenth day of December 1996, which shall be the dividend payment dates. Dividends on each share of Preferred Stock shall begin to accrue and shall cumulate pro rata from the date of issuance of the respective share, whether or not declared, and shall be payable to the holder of such share on the record date (as defined in Section 1(c) below). Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any

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regular dividend payment date, to holders of record on a record date fixed for such payment by the Board of Directors of the Corporation or by a committee of such Board duly authorized to a such date by resolution designating such committee.

      (b) The Corporation shall not permit any Subsidiary (as defined below) to purchase, redeem, retire or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could, pursuant to
Section 2(a) hereof purchase, redeem, retire or otherwise acquire such shares of capital stock at such time and in such manner. As used herein, the term "Subsidiary" shall mean a corporation, a majority of the outstanding voting securities of which is owned, directly or indirectly, by the Corporation.

      (c) Dividends on the Preferred Stock shall be payable to holders of record as they appear on the books of the Corporation as of the close of business on any record date for payment of dividends. The record dates for payment of dividends shall be the last day of May and November in each year which immediately precedes each respective dividend payment date.

      (d) Dividends payable on the date of any conversion or redemption of the Preferred Stock not occurring on a regular dividend payment date shall be calculated on the basis of the actual number of days elapsed (including the date of conversion or redemption) over a 365-day year.

      (e) No dividends shall be declared or paid or set apart for payment on and no payment shall be made on account of the purchase, redemption or retirement of, any other series of capital stock of the Corporation, for any period unless full cumulative dividends have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment) on the Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of dividends on such stock or other payment date resulting from the repurchase or retirement of such stock. Accumulations of dividends on the Preferred Stock shall not bear interest.

2. CONVERSION OF PREFERRED STOCK AT OPTION OF CORPORATION.

      (a) Subject to the provisions of this Section 2, the Preferred Stock shall be convertible in whole, or in part, at the sole option of the Corporation by resolution of its Board of Directors at any time on or after January 1, 1999, at the rate of one share of Common Stock for each share of Preferred Stock surrendered. At the time of such conversion, the Corporation will pay all dividends accrued and unpaid on such Preferred Stock up to the date fixed for conversion upon giving the notice hereinafter provided.

      (b) Not less than thirty nor more than sixty days prior to the date fixed for conversion of the Preferred Stock, a notice in writing shall be given by mail to the holders of record of Preferred Stock at their respective addresses as the same shall appear on the stock books of the Corporation. Such notice shall state: (i) the conversion date; (ii) the amount of dividends on the Preferred Stock that will be accrued and unpaid to the date fixed for conversion; (iii) the place or

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places where certificates for shares are to be surrendered for conversion to certificates for shares of Common Stock; (iv) that the dividends on shares to be converted will cease to accrue on such conversion dates; and (v) the number of shares of the Common Stock issuable upon conversion of a share of Preferred Stock at the time.

      (c) The Preferred Stock may not be converted and the Corporation may not purchase or otherwise acquire, other than by conversion at the election of the holders, any shares of Preferred Stock unless full cumulative dividends on all outstanding shares of Preferred Stock shall have been paid in full or contemporaneously are declared and paid in full for all past dividend periods.

      (d) All shares of Preferred Stock so converted shall have the status of authorized but unissued preferred stock, but such shares so converted shall not be reissued as shares of the series of Preferred Stock created hereby.

      (e) No holder of shares of Preferred Stock shall have the right to require the Corporation to redeem all or any portion of such shares.

3. CONVERSION OF PREFERRED STOCK INTO COMMON STOCK.

      (a) At any time on or after the date of issuance but before September 1, 1998, each holder of shares of Preferred Stock may, at his option, convert any or all such shares, plus all dividends accrued and unpaid on such Preferred Stock up to the conversion date, on the terms and conditions set forth in this
Section 3, into fully paid and non-assessable shares of the Corporation's Common Stock. The number of shares of Common Stock into which each share of Preferred Stock may be converted (the "Conversion Rate") (i) on or after the date of issuance and before November 1, 1997, shall be 1.2 shares of Common Stock for each share of Series A Preferred Stock tendered; and (ii) on or after November 1, 1997, and before September 1, 1998 shall be 1.1 shares of Common Stock for each share of Series A Preferred Stock tendered. On and after September 1, 1998, the Conversion Rate shall be one share of Common Stock for each share of Series A Preferred Stock tendered.

      (b) To exercise his conversion privilege, the holder of any shares of Preferred Stock shall surrender to the Corporation during regular business hours at the principal executive offices of the Corporation or the offices of the transfer agent for the Preferred Stock or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation (if required by it), accompanied by written notice stating that the holder irrevocably elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date." Within three (3) business days after the date on which such delivery is made, the Corporation shall issue and send (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which the holder is entitled as a

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result of such conversion, and cash with respect to any fractional interest of a share of Common Stock as provided in paragraph (c) of this Section 3. The holder shall be deemed to have become a stockholder of record of the number of shares of Common Stock into which the shares of Preferred Stock have been convened on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record of such shares on the next succeeding date on which the transfer books are open, but the Conversion Rate shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares of Preferred Stock represented by a certificate or certificates surrendered for conversion, the Corporation shall within three (3) business days after the date on which such delivery is made, issue and send (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate or certificates so surrendered.

      (c) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Preferred Stock, the Corporation shall make an adjustment in respect of such fractional interest equal to the fair market value of such fractional interest, to the nearest 1/100th of a share of Common Stock, in cash at the Current Market Price (as defined below) on the business day preceding the effective date of the conversion. The "Current Market Price" of publicly traded shares of Common Stock or any other class of Common Stock or other security of the Corporation or any other issuer for any day shall be deemed to be the average of the daily "Closing Prices" for the 10 consecutive trading days preceding the Conversion Date. The "Current Market Price" of the Common Stock or any other class of capital stock or securities of the Corporation or any other issuer which is not publicly traded shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or properties selected in good faith by the Board of Directors of the Corporation or a committee thereof or, if no such investment banking or appraisal firm is, in the good faith judgment of the Board of Directors of the Corporation or such committee, available to make such determination, as determined in good faith judgment of the Board of Directors of the Corporation or such committee. The "Closing Price" shall mean the last reported sales price on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations System, or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the National Association of Securities Dealers Automated Quotations System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose.

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      (d) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Preferred Stock so converted were registered, and no such issue and delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

      (e) The Corporation shall at all times reserve for issuance and maintain available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and stockholder action), in accordance with the laws of the State of Texas, increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Preferred Stock at the time outstanding.

      (f) If any shares of Common Stock to be reserved for the purpose of conversion of shares of Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, including registration under the Securities Act of 1933, as amended, and appropriate state securities laws, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible meet such registration, listing or approval, as the case may be.

      (g) All shares of Common Stock which may be issued upon conversion of the shares of Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

      (h) In case the Company shall at any time after the date of this Agreement
(i) declare a dividend on the Common Stock in shares of its capital stock, (ii) subdivide the outstanding shares of Common Stock, (iii) combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issue any shares of its capital stock by reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then in each case the Conversion Rate, and the number of shares of Common Stock receivable upon conversion, in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination, or reclassification shall be proportionately adjusted so that the holder of any shares of Preferred Stock converted after such time shall be entitled to receive the aggregate number of shares of Common Stock which, if such shares of Preferred Stock had been converted immediately prior to such record date, he would have owned upon such conversion and been entitled to receive by virtue of such dividend, subdivision, combination, or reclassification. Such adjustment shall be

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made successively whenever any event listed above shall occur.

      (i) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of paragraph 3(h) and in the taking of all such action as may be necessary, or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

      (j) Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to paragraph 3(h), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate signed by an officer of the Corporation setting forth (i) such adjustment or readjustment, (ii) the Conversion Rate, at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares.

       (k) In case any shares of Preferred Stock shall be converted pursuant to
Section 3(g) hereof, or purchased or otherwise acquired by the Corporation, the shares so converted, purchased or acquired shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued, but not as shares of the series of Preferred Stock created hereby.

4.      VOTING.

      (a) Except as otherwise required by law or set forth herein, the shares of Preferred Stock shall not be entitled to vote, either on any matters presented at any annual or special meeting of stockholders of the Corporation, or by written consent.

5.    LIQUIDATION RIGHTS.

      (a) In the event of any voluntary or involuntary, liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled or receive out of assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of any other class of capital stock of the Corporation, an amount equal to $2.00 per share, plus accumulated and unpaid dividends thereon to the date fixed for distribution. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Preferred Stock and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the Preferred Stock are not paid in full, the holders of the Preferred Stock and of such other shares shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the

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liquidating distribution to which they are entitled, the holders of shares of
Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation.

      (b) Neither the consolidation or merger of the Corporation with or into any other corporation or corporations, nor the sale or lease of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or a winding up of the Corporation within the meaning of any of the provisions of this Section 5.

      (c) In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the Corporation shall, within 10 days after the date the Board of Directors approves such action, or within 20 days prior to any stockholders' meeting called to approve such action, or within 20 days after the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Preferred Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the holders of shares of Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Preferred Stock of such material change. The Corporation shall not consummate any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation before the expiration of 30 days after the mailing of the initial notice or 10 days after the mailing of any subsequent written notice, whichever is later; provided, that any such 30-day or 10-day period may be shortened upon the written consent of the holders of all of the outstanding shares of Preferred Stock.

      (d) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation which involves the distribution of assets other than cash, the Corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed to the holders of shares of Preferred Stock and the holders of shares of Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Preferred Stock of the appraiser's valuation.

6.    LIMITATIONS.

      (a) So long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or the written consent of the holders of at least 66-2/3% of the outstanding shares of Preferred Stock, voting separately as a class:

            (i) Create, authorize or issue shares of any class or series of stock, or any security convertible into such class or series ranking prior to or on parity with the Preferred Stock either as to payment of dividends or as distributions in the event of a liquidation, dissolution or winding up of the Corporation; or

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            (ii) Amend, alter or repeal any provision of the Certificate of
      Incorporation or Bylaws of the Corporation so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Preferred Stock.

      (b) The provisions of this paragraph 6 shall not in any way limit the right and power of the Corporation to:

            (i) Increase the total number of authorized shares of Common Stock ; or

            (ii) Issue bonds, notes, mortgages, debentures, preferred stock ranking junior to the terms of the Preferred Stock and other obligations, and to incur indebtedness to banks and to other lenders.

        IN WITNESS WHEREOF, CYNET, INC. has caused its corporate seal to be hereunto affixed and this certificate to be signed by RAY DAVIS, its president, this 3rd day of February, 1997,

                                    CYNET, INC.


                                    By:/s/ RAY DAVIS
                                       Ray Davis, President

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